Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Olympic Steel, Inc. of our report dated February 15, 2019 relating to the financial statements and financial statement schedule, which appears in Olympic Steel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
September 3, 2021